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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WARP TECHNOLOGY HOLDINGS, INC.,
operating under the name
HALO TECHNOLOGY HOLDINGS,

WTH MERGER SUB, INC.

AND

INFONOW CORPORATION

DATED AS OF

DECEMBER 23, 2005

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4.7	Broker's Fees	22
4.8	Reports and Financial Statements	22
4.9	No Undisclosed Liabilities	23
4.10	Absence of Certain Changes or Events	23
4.11	Taxes and Tax Returns	23
4.12	Compliance with Applicable Laws	24
4.13	Proxy Materials; Registration Statement; Other Information	24
4.14	Ownership of Company Common Stock	25
4.15	Takeover Statutes	25
4.16	Unlawful Payments and Contributions	25
4.17	Listings	25
4.18	Permits	25
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		26
5.1	Covenants of the Company	26
5.2	Covenants of Parent	27
5.3	Compliance with Antitrust Laws	28
5.4	No Solicitation	28
ARTICLE VI ADDITIONAL AGREEMENTS		30
6.1	Cooperation	30
6.2	Access to Information	32
6.3	Stockholder Meeting	32
6.4	Legal Conditions to Merger	33
6.5	Employees	33
6.6	Subsequent Financial Statements	34
6.7	Additional Agreements	34
6.8	Advice of Changes	34
6.9	Current Information	34
6.10	Execution of the Certificate of Merger	34
6.11	Indemnification and Insurance	34
6.12	Takeover Statute	36
6.13	Accountants' "Comfort" Letters	36
6.14	Additional Reports	36
6.15	Delisting of Company Common Stock	36
6.16	Stockholders Agreement	36
ARTICLE VII CONDITIONS PRECEDENT		37
7.1	Conditions to Each Party's Obligation To Effect the Merger	37
7.2	Conditions to Obligations of Parent	37
7.3	Conditions to Obligations of the Company	38
ARTICLE VIII TERMINATION AND AMENDMENT		39
8.1	Termination	39
8.2	Effect of Termination; Termination Fee	40
8.3	Amendment	41
8.4	Extension; Waiver	41
ARTICLE IX GENERAL PROVISIONS		41
9.1	Nonsurvival of Representations, Warranties and Agreements	41
9.2	Expenses	41

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9.3	Notices	42
9.4	Interpretation	42
9.5	Counterparts	43
9.6	Entire Agreement	43
9.7	Governing Law	43
9.8	Enforcement of Agreement	43
9.9	Severability	43
9.10	Publicity	43
9.11	Assignment; Limitation of Benefits	44
9.12	Additional Definitions	44
Exhibit A	Form of Stockholder Agreement

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INDEX OF DEFINITIONS

Term	Section
401(k) Plans	6.5(b)
Agreement	Preamble
Aggregate Cash Payment	9.12
Cash Payment	9.12
Certificate	2.1(b)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Stock Option(s)	9.12
Common Stock Option Holders	9.12
Company	Preamble
Company Acquisition Proposal	5.4(d)
Company Common Stock	3.2
Company Contract	3.11(a)
Company Disclosure Schedule	Art. III
Company Intellectual Property	9.12
Company Preferred Shares	3.2
Company Proprietary Software	9.12
Company Registered Intellectual Property	9.12
Company SEC Reports	3.5(a)
Company Software	9.12
Company Stockholders Meeting	6.3
Company Superior Proposal	5.4(d)
Confidential Information	9.12
Contingent Value Right	9.12
Contingent Value Rights Agreement	9.12
CVR Payment	9.12
CVR Payment Date	9.12
CVR Termination Date	9.12
Damages	6.11(a)
Dissenting Shares	2.1(f)
DGCL	1.1
Effective Time	1.3
Environmental Law	3.12
ERISA	3.10(a)
Exchange Act	3.5
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Fully Diluted Shares	9.12

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GAAP	9.12
Governmental Entity	3.4(a)
HSR Act	9.12
Intellectual Property	9.12
IRC	Preamble
IRS	3.9(a)
Knowledge	9.12
Laws	9.12
Material Adverse Effect	9.12
Merger	Recitals
Merger Sub	Preamble
Merger Consideration	2.1(b)
Option Exchange Ratio	2.1(d)
Parent	Preamble
Parent Common Stock	4.2(a)
Parent and Merger Sub Disclosure Schedule	Art. IV
Parent Preferred Shares	4.2(a)
Parent SEC Reports	4.9
Parent's Closing Date Price	9.12
Parent's Conversion Price	9.12
Parties	Preamble
Per Common Stock Option Closing Merger Consideration	9.12
Per Share Equity Stock Closing Merger Consideration	9.12
Permitted Liens	9.12
Person	9.12
Plans	3.10(a)
Proxy Materials	3.21
Q Advisors	3.6
Registration Statement	3.21
Registered Intellectual Property	9.12
SEC	4.1
Securities Act	3.16
Significant Subsidiary	4.1
Software	9.12
Stock Payment	9.12
Subsidiary	9.12
Surviving Corporation	1.1
Tail Insurance	6.11(b)
Tax	3.9(b)
Tax Return	3.9(b)
Taxing Authority	3.9(b)

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AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2005 (this "Agreement"), is entered into by and among Warp Technology Holdings, Inc., operating under the name Halo Technology Holdings, a Nevada corporation ("Parent"), WTH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub") and InfoNow Corporation, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are collectively referred to herein as the "Parties."

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company (i) have approved and have declared advisable the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein and (ii) have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to set forth various conditions to the Merger;

        WHEREAS, for federal income tax purposes, if the aggregate of the Stock Payments (as defined below) payable pursuant to the Merger is at least $5,760,000, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code" or "IRC"), and the Parties to this Agreement intend to adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1   The Merger.

        Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation"), shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and shall become a wholly-owned subsidiary of Parent.

1.2   Closing.

        The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the Parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the Parties hereto. The Closing will be held at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado 80202.

1.3   Effective Time.

        Subject to the provisions of this Agreement, on the Closing Date, the Parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger.

1.4   Effects of the Merger.

        The Merger shall have the effects set forth in Section 259 of the DGCL.

1.5   Certificate of Incorporation and Bylaws.

        At the Effective Time, subject to the provisions of Section 6.11, the certificate of incorporation of the Company shall be amended and restated to be the same in substance as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company will remain unchanged), and said amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, subject to the provisions of Section 6.11, the bylaws of the Company shall be amended and restated to be the same in substance as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated bylaws shall be the bylaws of the Surviving Corporation until thereafter amended.

1.6   Directors and Officers.

        The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

1.7   Plan of Reorganization.

        For federal income tax purposes, if the aggregate of the Stock Payments payable pursuant to the Merger is at least $5,760,000, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The Parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Income Tax Regulations.

ARTICLE II
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1   Effect on Stock.

        As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

          (a)   Cancellation of Company Common Stock. Each share of Company Common Stock that is owned directly by the Company or by Parent or any of their wholly-owned Subsidiaries, if any, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)   Conversion of Company Common Stock. Subject to Sections 2.1(e) and 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a) and shares exercising appraisal rights in accordance with Section 2.1(g)) at the Effective Time shall be converted into the right to receive (i) the Stock Payment and (ii) the Cash Payment. The aggregate of (i) all Stock Payments and all Cash Payments made with respect to each issued and outstanding share of Company Common Stock; (ii) the Per Common Stock Option Closing Merger Consideration made with respect to each Company Stock Option; (iii) any cash in lieu of a fractional share as provided in Section 2.2(e); and (iv) the Contingent Value Rights issued under Section 2.1(f) shall constitute the "Merger Consideration." As of the Effective Time and without any action on the part of the holders thereof, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) certain dividends and other distributions in accordance with Section 2.2(c).

          (c)   Conversion of Common Stock of Merger Sub. Each issued and outstanding share of common stock, no par value per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d)   Common Stock Options. At the Effective Time, each outstanding Common Stock Option under the InfoNow 1990 Stock Option Plan, as amended, and the InfoNow 1999 Stock Option Plan, as amended, or any stock option agreements to which the Company is a party, whether or not vested, shall be converted into the right to receive the Per Common Stock Option Closing Merger Consideration; provided that, the Per Common Stock Option Closing Merger Consideration shall be paid to the Common Stock Option Holders part in Parent Common Stock and part in cash in the following proportions: (x) the amount of the Per Common Stock Option Merger Consideration payable to any Common Stock Option Holder in cash shall be an amount (expressed as a percentage) equal to the Aggregate Cash Payment divided by $7,200,000 and (y) the remainder of the Per Common Stock Option Merger Consideration payable to any Common Stock Option Holder in Parent Common Stock shall be an amount (i) valued at the Parent's Conversion Price and (ii) equal to the difference between the applicable Per Common Stock Option Closing Merger Consideration and the amount of cash paid under the foregoing clause (x). All other outstanding options and warrants to purchase Company Common Stock shall be cancelled at the Effective Time.

          (e)   Adjustments to Stock Payment and Contingent Value Rights for Organic Changes. The number of shares of Parent Common Stock to be issued and the Contingent Value Rights to be issued and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

          (f)    Contingent Value Rights. At the Effective Time, as part of the Merger Consideration, Parent shall, pursuant the Contingent Value Rights Agreement, issue a CVR in respect of each share of Parent Common Stock issued in the Merger.

          (g)   Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the

  Effective Time and which are held by a holder who has not voted such shares in favor of the Merger and who has or may properly demand appraisal rights in the manner provided by Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive a portion of the Merger Consideration unless and until the holder of such shares becomes ineligible for such appraisal rights. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Parent in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (b) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Section 262 of the DGCL or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Merger Consideration, without interest thereon, as provided in Section 2.1(b) of this Agreement. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands with respect to any holder of Dissenting Shares before the Effective Time.

2.2   Exchange of Certificates.

          (a)   Exchange Agent. Prior to the Closing Date, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company to act as exchange agent for the purpose of exchanging Certificates and Common Stock Options for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Common Stock Options, for exchange in accordance with this Article II, through the Exchange Agent, the Aggregate Cash Payment, Parent certificates representing the number of whole shares of Parent Common Stock and Parent certificates representing Contingent Value Rights issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and Common Stock Options. Parent shall also make available to the Exchange Agent, from time to time as required after the Effective Time, cash necessary to pay dividends and distributions in accordance with Section 2.2(c) and to make payments in lieu of any fractional shares in accordance with Section 2.2(e). Any certificates of Parent Common Stock and cash deposited with the Exchange Agent as provided above shall hereinafter be referred to as the "Exchange Fund."

          (b)   Exchange Procedures. As soon as reasonably practicable after the Effective Time, but no later than two days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Common Stock Option whose shares or options were converted into the Merger Consideration pursuant to Section 2.1 of this Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Common Stock Options, as applicable, shall pass, only upon delivery of the Certificates or Common Stock Options to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Common Stock Options in exchange for the Merger Consideration. Upon surrender of a Certificate or Common Stock Option for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Common Stock Option shall be entitled to receive in exchange therefor a Parent certificate representing that number of whole shares of Parent Common Stock issuable to such holder pursuant to the Merger, the Cash Payment payable to such holder, a Parent certificate representing that number of CVRs that correspond to the number of whole shares of Parent Common Stock issuable to such holder pursuant to the Merger, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with Section 2.2(e) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate or Common Stock Option so surrendered shall forthwith be cancelled. The Cash Payment and any other cash distributions made in accordance with Section 2.2(c) and 2.2(e) shall be paid by check or wire transfer. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Common Stock Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, and, if applicable, certain dividends or other distributions in accordance with Section 2.2(c). No interest will be paid or will accrue on any cash payable to holders of Certificates or Common Stock Options pursuant to the provisions of this Article II.

          (c)   Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Common Stock Option with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Common Stock Option in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate or Common Stock Option, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes.

          (d)   No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued, Contingent Value Rights issued, and the Aggregate Cash Payment paid, upon the surrender for exchange of Certificates or Common Stock Options in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Common Stock Options, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been authorized or made by the Company on such shares of Company Common Stock that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Common Stock Options are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e)   No Fractional Shares.

            (i)    No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Common Stock Options, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

            (ii)   As promptly as practicable following the Effective Time, Parent shall pay to each former holder of Company Common Stock or Common Stock Options an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock or Common Stock Options held at the Effective Time by such holder) would otherwise be entitled by (B) Parent's Conversion Price.

            (iii)  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock or Common Stock Options with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2(c).

          (f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Common Stock Options for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

          (g)   No Liability. None of Parent, the Company, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Common Stock Option shall not have been surrendered prior to seven years after the Effective Time, and shall not previously have been required to be escheated to or become the property of any Governmental Entity, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (h)   Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund.

          (i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

          (j)    Withholding Rights. Each of the Surviving Corporation, Parent and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Common Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

2.3   Further Assurances.

        At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby makes the following representations and warranties to Parent and Merger Sub as set forth in this Article III, subject to the exceptions disclosed in writing in the disclosure schedules of the Company delivered herewith (the "Company Disclosure Schedule"), each of which representations and warranties are being relied upon by Parent and Merger Sub as an inducement to enter into and perform this Agreement. It is acknowledged and agreed by Parent and Merger Sub that any matter set forth in any schedule, section or subsection of the Company Disclosure Schedule shall expressly not be deemed to constitute an admission by the Company, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Company Disclosure Schedule.

3.1   Corporate Organization.

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify or to be in good standing has not had and would not likely have a Material Adverse Effect. The certificate of incorporation and bylaws of the Company, copies of which are attached at Section 3.1 of the Company Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Section 3.1 of the Company Disclosure Schedule includes a listing of all jurisdictions in which the Company is qualified to do business or has assets and/or conducts operations.

3.2   Capitalization.

        The authorized capital stock of the Company consists of 41,712,335 shares of Company capital stock, of which 40,000,000 are designated as Company common stock ("Company Common Stock"), par value $.001 per share and of which 1,712,335 are designated as preferred shares, par value $.001 per share ("Company Preferred Shares"). As of the date hereof, there are (x) 10,055,398 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock held in the Company's treasury, (y) 5,830,528 Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise and (z) no shares of Company Preferred Shares are issued and outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Company Common Stock or Company Preferred Shares or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any Company Common Stock or any other equity security of the Company. The Company has no Subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. There are no existing rights with respect to the registration of Company Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights. Since September 30, 2005 through the date hereof no options or warrants have been issued or accelerated or had their terms modified.

3.3   Authority; No Violation.

          (a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of stockholder approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at the Company Stockholders Meeting. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Other than the Company Stockholders Meeting, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub of this Agreement) will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b)   Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company, of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to the Company, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any Company Contract to which the Company is a party, or by which they or any of their respective properties or assets may be bound or affected, except that in each case for such violations, breaches, defaults, or terminations as would not likely have, either individually or in the aggregate, a Material Adverse Effect on the Company.

          (c)   The Company is not: (i) in violation of its certificate of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.4   Consents and Approvals.

          (a)   Except for (i) the approval of this Agreement by the requisite vote of the stockholders of the Company, (ii) any required filings with the SEC and state securities authorities, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such other filings, authorizations, consents, notices or approvals as may be set forth in Section 3.4(a) of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with (x) the execution and delivery by the Company of this Agreement and (y) the consummation by the Company of the Merger and the other transactions contemplated hereby, except in each case for such consents, approvals or filings the failure of which to be obtained would not likely have a Material Adverse Effect on the Company.

          (b)   The Company has no Knowledge of any reason why approval or effectiveness of any of the applications, notices, filings or waivers thereof referred to in Section 3.4(a) will not be obtained or granted on a timely basis.

3.5   Reports and Financial Statements.

          (a)   The Company has previously made available to Parent (including through the SEC's EDGAR system) true and complete copies of: (a) the Company's Annual Report on Form 10-KSB filed with the SEC for each of the years ended December 31, 2002 through 2004; (b) the Company's Quarterly Report on Form 10-QSB filed with the SEC for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; (c) each definitive proxy statement filed by the Company with the SEC since December 31, 2002; and (d) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 2002. As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such reports, proxy statements and prospectuses (individually a "Company SEC Report" and collectively, the "Company SEC Reports") (a) complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto, and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-QSB of the Exchange Act) and fairly presented the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since December 31, 2002, the Company has timely filed all reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

          (b)   Since September 30, 2005, there has not been any material change by the Company in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed. The Company maintains a reasonable process or procedure under which management of the Company is aware of or authorizes material transactions of the Company such that such transactions may be recorded on the quarterly and annual financial reports of the Company in accordance with GAAP. The Company currently conducts its business in compliance in all material respects with all laws and regulations as currently applicable to the conduct of its business, including applicable provisions of the Sarbanes-Oxley Act of 2002.

          (c)   The Company has no material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any material claim or liability of any nature against the Company, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Company's Quarterly Report on Form 10-QSB filed with the SEC for the quarter ended September 30, 2005, (ii) which have been incurred after the most recent Company SEC Reports in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action).

3.6   Broker's Fees.

        Neither the Company nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement other than Q Advisors LLC ("Q Advisors").

3.7   Absence of Certain Changes or Events.

        Except as disclosed in the Company SEC Reports, since September 30, 2005, except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company, (ii) any damage, destruction or loss (whether or not covered by insurance) on the Company that has had or could reasonably be expected to have a Material Adverse Effect on the Company, (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized Software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which has had a Material Adverse Effect; (vi) any waiver by the Company of any rights of material value or (vii) any other action or event that would have required the consent of Company pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

3.8   Legal Proceedings.

          (a)   The Company is not a party to any, and there are no pending or to the Knowledge of the Company, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other material effect upon the Company or which challenge the validity or propriety of the transactions contemplated by this Agreement.

          (b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or its assets.

3.9   Taxes and Tax Returns.

          (a)   The Company has duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), except for such failures to file, taken together, as would not likely have a Material Adverse Effect on Company, and has duly paid or made provision on the financial statements for the periods ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 and as referred to in Sections 3.5 and 6.6 hereof in accordance with GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof other than Taxes (a) that (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 3.9 of the Company Disclosure Schedule, (b) that have not been finally determined, and (c) the failure to pay, taken together, would not likely have a Material Adverse Effect. All liability with respect to the Tax Returns of the Company has been satisfied for all years prior to and including 2004. The Internal Revenue Service ("IRS") has not notified the Company of, or to the Knowledge of the Company otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of the Company. There are no material disputes pending, or to the Knowledge of the Company claims asserted for, Taxes or assessments upon the Company. In addition, Tax Returns which are accurate and complete in all material respects have been filed by the Company for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by the Company in the financial statements for the periods ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 and as referred to in Sections 3.5 and 6.6 hereto. The unpaid Taxes of the Company (i) did not, as of the date of any financial statement referred to in its annual reports filed on Form 10-KSB or in Section 6.6 hereto, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (other than the notes thereto) and (ii) will not exceed such reserve as adjusted for the passage of time though the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns. The Company has not been asked to consent to, and has not consented to, any currently effective waiver or extension of any statute of limitations with respect to any Tax. The Company has not made an election under Section 341(f) of the Code. The Company has provided or made available to Parent complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for the Company's fiscal years 2000, 2001, 2002, 2003 and 2004. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of the Company. The Company is not a "foreign person" as that term is used in § 1.1445-2 of the Treasury Regulations promulgated under the IRC. The Company is not a "United States real property holding corporation" within meaning of § 897 of the IRC and was not a "United States real property holding corporation" on any "determination date" (as defined in § 1.897-2(c) of such Regulations) that occurred during any relevant period.

          (b)   For purposes of this Agreement:

        "Tax or Taxes" means any tax (including any income tax, capital gains tax, payroll, employment or withholding tax, value-added tax, franchise tax, sales or use tax, property tax, net worth tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

        "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

        "Taxing Authority" means any:

            (i)    nation, state, county, city, town, village, district, or other jurisdiction of any nature;

            (ii)   federal, state, local, municipal, foreign, or other government;

            (iii)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

            (iv)  multi-national organization or body; or

            (v)   body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

3.10 Employee Plans.

          (a)   For purposes of this Section 3.10, references to the Company shall include the Company and any other entity which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 414(b), (c) or (m). Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), and each other plan, arrangement or agreement relating to deferred compensation, fringe benefits, flexible spending or other benefits of any current or former employee, that is maintained or contributed to as of the date of this Agreement, or that has within the last three years been maintained or contributed to, by the Company or under which the Company has any liability (collectively, the "Plans").

          (b)   The Company has heretofore delivered or made available to Parent true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the most recent determination letter from the IRS (if applicable) for such Plan, (ii) the current summary plan description and any summaries of material modification, (iii) all annual reports (Form 5500 series) for each Plan filed for the preceding three plan years, and (iv) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

          (c)   (i) Each of the Plans has been operated and administered in all material respects in compliance with its terms and applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, each such Plan has either received from the IRS a favorable determination letter to such effect upon which the Company is entitled to rely as to such matters and which is currently applicable or may rely on a favorable opinion letter from the IRS as to such matters, and the Company is not aware of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Plan, (iii) no Plan is subject to Title IV of ERISA, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of the Company, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) the Company is not aware that it has engaged in a transaction in connection with which the Company could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto by any current or former employee of the Company, and (x) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by the Company that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.

          (d)   (A) None of the employees of the Company is represented in his or her capacity as an employee of such company by any labor organization; (B) the Company has not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of its employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company, nor has there ever been union representation involving employees of the Company.

          (e)   The Company has provided to Parent a description of all written employment policies under which the Company is operating.

          (f)    The Company is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (g)   To the Knowledge of the Company, as of the date hereof, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company.

3.11 Contracts.

          (a)   The Company is not a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Merger Sub, the Company, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by the Company, (iv) with or to a labor union or guild (including any collective bargaining agreement), or (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). There are no employment, consulting and deferred compensation agreements to which the Company is a party. Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K or otherwise in an amount greater than $100,000 per annum) of the Company. Each contract, arrangement or commitment of the type described in this Section 3.11(a), whether or not set forth in Section 3.11(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract," and the Company has not received notice of, nor do any executive officers of such entities know of, any violation of any Company Contract.

          (b)   (i) Each Company Contract is valid and binding and in full force and effect, (ii) the Company has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company under any such Company Contract, except where such default would not be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

3.12 Environmental Matters.

        The Company is in material compliance with all Environmental Laws, except as would not likely have, either individually or in the aggregate, a Material Adverse Effect on Company. For purposes of this Section 3.12, the term "Environmental Law" means any applicable Law relating to the protection of human health and the environment.

3.13 Properties and Assets.

        Section 3.13 of the Company Disclosure Schedule lists (i) all real property owned by the Company; (ii) each real property lease, sublease or installment purchase arrangement to which the Company is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which the Company is a party; and (iv) all items of the Company's tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $50,000 or more. Except for (a) items reflected in the Company's consolidated financial statements as of December 31, 2004, as filed in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, (b) exceptions to title that do not interfere materially with the Company's use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004), and (d) items listed in Section 3.13 of the Company Disclosure Schedule, the Company has good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. The Company, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by them, and the Company has not experienced any material uninsured damage or destruction with respect to such properties since December 31, 2004. All properties and assets used by the Company are in good operating condition and repair suitable for the purposes for which they are currently utilized and, to the Knowledge of the Company, comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. The Company enjoys peaceful and undisturbed possession under all leases for the use of all property under which it is the lessee, and all leases to which the Company is a party are valid and binding obligations in accordance with the terms thereof. The Company is not in default with respect to any such lease, and there has occurred no default by the Company or event which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease, except where such default is not likely to have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there are no Laws, conditions of record, or other impediments which interfere materially with the intended use by the Company of any of the property owned, leased, or occupied by it.

3.14 Insurance.

        Section 3.14 of the Company Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by the Company, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, the Company has not received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. True, correct and complete copies of all such policies and bonds reflected at Section 3.14 of the Company Disclosure Schedule, as in effect on the date hereof, have been made available to Parent.

3.15 Compliance with Applicable Laws.

        The Company has complied in all material respects with all Laws applicable to it or to the operation of its business, except where such noncompliance is not likely to have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, the Company has not received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

3.16 Affiliates.

        Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of the Company is listed at Section 3.16 of the Company Disclosure Schedule. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.17 Ownership of Parent Common Stock.

        Neither the Company nor any of its directors, executive officers, or affiliates (as used above in Section 3.16) (i) beneficially own, directly or indirectly through an affiliate, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Parent (other than those agreements, arrangements or understandings specifically contemplated hereby).

3.18 Fairness Opinion.

        The Company has received an opinion from Q Advisors to the effect that, in its opinion, the consideration to be paid to stockholders of the Company hereunder is fair to such stockholders from a financial point of view.

3.19 Intellectual Property.

          (a)   Section 3.19 of the Company Disclosure Schedule contains a correct and complete list of all Company Registered Intellectual Property and all material unregistered copyrights, trademarks and service marks of the Company.

          (b)   To the Company's Knowledge, no Intellectual Property owned by the Company and no Company Proprietary Software is subject to any proceeding or outstanding consent, decree, order or judgment (i) restricting in any manner the use thereof by the Company or (ii) that may affect the validity or enforceability thereof. To the Company's Knowledge, no Intellectual Property licensed to the Company and no Company Licensed Software, either of which is material to the operations of the Company, is subject to any proceeding or outstanding consent, decree, order or judgment (i) restricting in any manner the use thereof by the Company or (ii) that may affect the validity or enforceability thereof.

          (c)   Each item of Company Registered Intellectual Property is subsisting and in full force in all material respects. All necessary registration, maintenance and renewal fees currently due and owing in connection with Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property and recording ownership by the Company or any of its Subsidiaries of such Company Registered Intellectual Property.

          (d)   The Company is the sole and exclusive owner of each item of Intellectual Property used by the Company, other than Intellectual Property that is licensed to the Company, free and clear of any Lien, except Permitted Liens.

          (e)   Section 3.19 of the Company Disclosure Schedule sets forth a correct and complete list of (i) the Company Proprietary Software, and (ii) the Company Licensed Software.

          (f)    To the Knowledge of the Company, the operations of the Company as currently conducted, including the Company's design, development, manufacture, use, reproduction, display, marketing and sale of the products or services (including Software) of the Company do not infringe or misappropriate the Intellectual Property of any third party.

          (g)   The Company has no Knowledge and has not received written notice from any third party that the operations of the Company as currently conducted, or any current product or service of the Company infringes or misappropriates the Intellectual Property of any third party.

          (h)   To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property that is owned by or exclusively licensed to the Company.

          (i)    The Company has taken commercially reasonable steps to protect the rights of the Company in the Confidential Information and any trade secret or confidential information of third Parties used by the Company.

          (j)    The Company maintains in place and has taken commercially reasonable steps to enforce appropriate policies designed to ensure that all Intellectual Property owned by the Company and developed by employees of the Company is developed by such employees while working within the scope of their employment at the time of such development. Where appropriate, the Company has taken commercially reasonable steps to require its agents, consultants, contractors or other Persons to execute appropriate instruments of assignment in favor of the Company as assignee to convey to the Company ownership of Intellectual Property developed by such agents, consultants, contractors or other Persons on behalf of the Company.

3.20 Company Information.

        This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Company notice of the Company Stockholders Meeting (except for the portions thereof relating solely to Parent or any of its Subsidiaries, as to which the Company makes no representation or warranty) will comply in all material respects with the provisions of the DGCL.

3.21 Proxy Materials; Registration Statement; Other Information.

        None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 relating to the registration of the Parent Common Stock and the Contingent Value Rights (the "Registration Statement") or the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to Company stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith (collectively, the "Proxy Materials") will (i) in the case of the Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Materials, at the time of the mailing of any of the Proxy Materials and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Materials or the Registration Statement, the Company shall promptly inform Parent, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Materials will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

3.22 Unlawful Payments and Contributions.

        To the Knowledge of the Company, neither the Company nor any of its respective directors, officers, employees or agents has, with respect to the businesses of the Company, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

3.23 Listings.

        The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange.

3.24 Permits.

        The Company holds all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation. The Company has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF Parent AND MERGER SUB

        Parent and Merger Sub hereby make the following representations and warranties to Company as set forth in this Article IV, subject to the exceptions disclosed in writing in the disclosure schedules of the Parent and Merger Sub delivered herewith (the "Parent and Merger Sub Disclosure Schedule"), each of which representations and warranties are being relied upon by Company as an inducement to enter into and perform this Agreement. It is acknowledged and agreed by Company that any matter set forth in any schedule, section or subsection of the Parent and Merger Sub Disclosure Schedule shall expressly not be deemed to constitute an admission by the Parent and/or Merger Sub, as the case may be, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Parent and Merger Sub Disclosure Schedule.

4.1   Corporate Organization.

        Each of Parent, Merger Sub and Parent's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of their state or incorporation of organization. Each of Parent, Merger Sub and Parent's other Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify or to be in good standing has not had and would not likely have a Material Adverse Effect on Parent. The certificate of incorporation and bylaws of Parent, Merger Sub and Parent's other Subsidiaries, copies of which are attached at Section 4.1 of the Parent and Merger Sub Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Gupta Technologies, LLC, a Delaware limited liability company, David Corporation, a California corporation, Foresight Software, Inc., a Delaware corporation, Process Software, LLC, a Delaware limited liability company, Profitkey International, LLC, a Delaware limited liability company, and TAC/Halo, LLC (d/b/a Tesseract), a Delaware limited liability company are the only Subsidiaries of Parent, that qualify as a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). Section 4.1 of the Parent and Merger Sub Disclosure Schedule includes a listing of all jurisdictions in which Parent is qualified to do business or has assets and/or conducts operations.

4.2   Capitalization.

          (a)   The authorized capital stock of Parent consists of 150,000,000 shares of common stock ("Parent Common Stock"), par value $0.00001 per share and 50,000,000 shares of preferred stock, par value $0.00001 per share ("Parent Preferred Shares"), of which 16,000,000 shares of Series C Preferred Stock have been designated and 8,863,636 shares of Series D Preferred Stock have been designated. As of the date hereof, there are (i) 3,648,537 shares of Parent Common Stock issued and outstanding and 0 shares of Parent Common Stock held in Parent's treasury, (ii) 56,327,111 shares of Parent Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, (iii) 13,802,837 shares of Series C Preferred Stock issued and outstanding and (iv) 7,045,454 shares of Series D Preferred Stock issued and outstanding. There no issued and outstanding shares of Parent's Series A Preferred Stock or Series B Preferred Stock. All of the issued and outstanding Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in the Parent SEC Reports, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Parent Common Stock or Parent

  Preferred Shares or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any Parent Common Stock or any other equity security of Parent. Except as disclosed in the Parent SEC Reports, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent. Except as disclosed in the Parent SEC Reports, there are no existing rights with respect to the registration of Parent Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights. Except as disclosed in the Parent SEC Reports since September 30, 2005 through the date hereof no options or warrants have been issued or accelerated or had their terms modified.

          (b)   Section 4.2(b) of the Parent and Merger Sub Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of Parent as of the date of this Agreement. Except as disclosed in the Parent SEC Reports, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3   Authority; No Violation.

          (a)   Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the required regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by Company of this Agreement) will constitute valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub, of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Parent, Merger Sub and each of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any Laws applicable to Parent, Merger Sub and each of Parent's other Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Merger Sub and each of Parent's other Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub and each of Parent's other Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in each case for such violations, breaches, defaults, or terminations as would not likely have, either individually or in the aggregate, a Material Adverse Effect on Parent.

          (c)   Parent is not: (i) in violation of its certificate of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.4   Consents and Approvals.

          (a)   Except for (i) any required filings with the SEC and state securities authorities, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) such other filings, authorizations, consents, notices or approvals as may be set forth in Section 4.4(a) of the Parent and Merger Sub Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (x) the execution and delivery by Parent or Merger Sub of this Agreement and (y) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby, except in each case for such consents, approvals or filings the failure of which to be obtained would not likely have a Material Adverse Effect on Parent or Merger Sub. The approval of the stockholders of Parent is not required in connection with the execution and delivery by Parent or Merger Sub of this Agreement and the consummation by Parent or Merger Sub of the Merger and the other transaction contemplated hereby.

          (b)   Parent and Merger Sub have no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

4.5   Adequate Resources.

        Parent has or will have at the Effective Time cash on hand or borrowing availability under financing arrangements from financially responsible third Parties, or a combination thereof, in an aggregate amount sufficient to enable Parent to pay in full the Merger Consideration and all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby.

4.6   Legal Proceedings.

          (a)   Except as disclosed in the Parent SEC Reports, Parent and Merger Sub are not party to any, and there are no pending or to the Knowledge of Parent or Merger Sub, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or Merger Sub in which, to the Knowledge of Parent or Merger Sub, there is a reasonable probability of any material recovery against or other material effect upon Parent or which challenge the validity or propriety of the transactions contemplated by this Agreement.

          (b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, Merger Sub, or their respective assets.

4.7   Broker's Fees.

        Neither Parent nor any Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

4.8   Reports and Financial Statements.

          (a)   Parent has previously made available to the Company (including through the SEC's EDGAR system) true and complete copies of (a) Parent's Annual Reports on Form 10-KSB filed with the SEC for each of the years ended June 30, 2003 through 2005; (b) Parent's Quarterly Reports on Form 10-QSB filed with the SEC for the quarter ended September 30, 2005; (c) each definitive proxy statement filed by Parent with the SEC since December 31, 2003; (d) each final prospectus filed by Parent with the SEC since December 31, 2003; and (e) all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 2003. As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such reports, proxy statements and prospectuses (individually a "Parent SEC Report" and, collectively, "Parent SEC Reports") (a) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and fairly presented the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since June 30, 2003, Parent has timely filed all material reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

          (b)   Since September 30, 2005, there has not been any material change by Parent in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed. Parent maintains a reasonable process or procedure under which management of Parent is aware of or authorizes material transactions of Parent such that such transactions may be recorded on the quarterly and annual financial reports of Parent in accordance with GAAP. Parent currently conducts its business in compliance in all material respects with all laws and regulations as currently applicable to the conduct of its business, including the Sarbanes-Oxley Act of 2002.

          (c)   Parent has no material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of Parent, there is no reasonable basis for the assertion of any material claim or liability of any nature against Parent, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Parent's Quarterly Report on Form 10-QSB filed with the SEC for the quarter ended September 30, 2005 or in Parent SEC Reports filed after such Quarterly Report, (ii) which have been incurred after the most recent Parent SEC Reports in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action).

4.9   No Undisclosed Liabilities.

        Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Parent SEC Reports filed and publicly available prior to the date hereof and (b) liabilities or obligations that would not, individually or in the aggregate, likely have a Material Adverse Effect on Parent.

4.10 Absence of Certain Changes or Events.

          (a)   Except as disclosed in the Parent SEC Reports (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (b)   Subject to the acquisitions and financing described in the Parent SEC Reports, since December 31, 2004, Parent and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

4.11 Taxes and Tax Returns.

          (a)   Parent and its Subsidiaries have duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), except that all such failures to file, taken together, as would not likely have a Material Adverse Effect on Parent, and has duly paid or made provision on the financial statements for the periods ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, and as referred to in Section 4.8 hereof, in accordance with GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof other than Taxes (a) that (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 4.11 of the Parent and Merger Sub Disclosure Schedule (b) that have not been finally determined, and (c) the failure to pay, taken together, would not likely have a Material Adverse Effect on Parent. All liability with respect to the Tax Returns of Parent and its Subsidiaries has been satisfied for all years prior to and including 2004. The IRS has not notified Parent of, or to the Knowledge of Parent otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of Parent. There are no material disputes pending, or to the Knowledge of Parent claims asserted for, Taxes or assessments upon Parent or any of its Subsidiaries. In addition, Tax Returns which are accurate and complete in all material respects have been filed by Parent and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by Parent in the financial statements for the periods ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, and as referred to in Section 4.8 hereof. The unpaid Taxes of Parent (i) did not, as of the date of any financial statement referred to in Parent's Annual Reports on Form 10-KSB exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (other than the notes thereto) and (ii) will not exceed such reserve as adjusted for the passage of time though the Closing Date in accordance with past custom and practice of Parent in filing its Tax Returns. Neither Parent nor any of its Subsidiaries has been asked to consent to, and has not consented to, any currently effective waiver or extension of any statute of limitations with respect to any Tax. Neither Parent nor any Subsidiary has made an election under Section 341(f) of the Code. Parent has provided or made available to Company complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for Parent's fiscal years 2000, 2001, 2002, 2003 and 2004. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of Parent or any Subsidiary.

4.12 Compliance with Applicable Laws.

        Parent and each of its Subsidiaries has complied in all material respects with all Laws applicable to it or to the operation of its business, except where such noncompliance would not likely have, either individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

4.13 Proxy Materials; Registration Statement; Other Information.

        None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Materials will (i) in the case of the Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Materials, at the time of the mailing of any of the Proxy Materials and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Materials or the Registration Statement, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The Registration Statement will (with respect to Parent) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Materials will (with respect to Parent) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

4.14 Ownership of Company Common Stock.

        Except as disclosed on the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, directors, executive officers, or affiliates (as such term is described above in Section 3.16) (i) beneficially own, directly or indirectly through an affiliate, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Company (other than those agreements, arrangements or understandings specifically contemplated hereby).

4.15 Takeover Statutes.

        The Board of Directors of Parent has approved the terms of this Agreement, and such approval constitutes approval of this Agreement by the Board of Directors of Parent under the provisions of Section 203 of the DGCL, other than Section 203(b)(1) of the DGCL, to the knowledge of Parent, no state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transaction documents contemplated by this Agreement.

4.16 Unlawful Payments and Contributions.

        To the Knowledge of Parent, neither Parent nor any of its respective directors, officers, employees or agents has, with respect to the businesses of Parent, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

4.17 Listings.

        Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange.

4.18 Permits.

        Parent holds all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or Surviving Corporation. Parent has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Covenants of the Company.

        During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of Parent, the Company shall carry on its business in the ordinary course consistent with past practices. The Company will use its commercially reasonable efforts, consistent with past practices, to (x) preserve its business organization intact, (y) keep available to itself and Parent the present services of the employees of the Company and (z) preserve for itself and Parent the goodwill of the customers of the Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1(c) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Parent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not:

          (a)   declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

          (b)   (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

          (c)   issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances, deliveries or sales in the ordinary course consistent with past practices;

          (d)   amend its certificate of incorporation, bylaws or other similar governing documents;

          (e)   make individual capital expenditures of $100,000 in the aggregate;

          (f)    enter into any new line of business or any material partnership arrangements, joint development agreements or strategic alliances;

          (g)   acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (h)   take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (i)    change its methods of accounting in effect at December 31, 2004, except for changes effected to comply with Statement of Financial Accounting Standards No. 86, and except as required by changes in GAAP or regulatory accounting principles;

          (j)    (i) except as required by applicable law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.11 of this Agreement, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (except for the granting of stock options, stock appreciation rights, restricted shares, restricted share units or performance units or shares granted in the ordinary course consistent with past practices), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.11 of this Agreement, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.11 of this Agreement, other than normal annual cash increases in pay, consistent with past practice and not exceeding five percent on average of all employees' base salary or wage, and ordinary course offer letters and stock option agreements to new hires permitted under the immediately following clause, (v) hire any new employee at an annual compensation in excess of $100,000, or (vi) promote any employee to a rank of senior vice president or more senior rank;

          (k)   incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (l)    sell, lease, license, encumber or otherwise dispose of any of the Company's properties or assets, except in the ordinary course of business consistent with past practice, or enter into a lease, relocate, open or close any office;

          (m)  propose or enter into any contract, agreement or commitment relating to the settlement of any legal, administrative, arbitration or other proceeding, claim, action or governmental or regulatory investigation of any nature against the Company in excess of $100,000;

          (n)   Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property (including rights to resell or relicense the Company Intellectual Property) or enter into grants to future patent rights, other than transactions entered into in the ordinary course of business consistent with past practices;

          (o)   Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with the Parent prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates; and

          (p)   agree or commit to do any of the actions set forth in (a) - (o) above.

        The consent of Parent to any action by the Company that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by an officer of Parent.

5.2   Covenants of Parent

        During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of the Company, Parent shall carry on its business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, and except as set forth in the Parent and Merger Sub

Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by the Company in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Parent:

          (a)   shall notify the Company of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity if such emergency, change, complaint, investigation or hearing would likely have a Material Adverse Effect on Parent;

          (b)   shall notify the Company of any material transaction;

          (c)   shall not declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (other than dividends on the Series C Preferred Stock and the Series D Preferred Stock);

          (d)   shall not (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Parent, or any securities convertible into or exercisable for any shares of the capital stock of Parent;

          (e)   amend its certificate of incorporation, bylaws or other similar governing documents (other than an amendment to change the name of the Parent to "Halo Technology Holdings, Inc."); or

          (f)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action that would result in any of the conditions to the Merger set forth in Article VII not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.

5.3   Compliance with Antitrust Laws.

        Each of Parent and the Company shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the HSR Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of Parent and the Company shall use its reasonable best efforts to avoid the filing of, or resist or resolve such suit. Parent and the Company shall use their reasonable best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall not include, among other things and to the extent Parent so desires, the willingness of Parent to accept an order agreeing to the divestiture, or the holding separate, of any assets of Parent or the Company.

5.4   No Solicitation.

          (a)   From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit its directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, the Company receives a Company Superior Proposal the Company may, to the extent that the Board of Directors of the Company determines in good faith (in consultation with outside counsel) that such action would, be required by its fiduciary duties, participate in discussions regarding any Company Superior Proposal in order to be informed and make a determination with respect thereto. In such event, the Company shall, (i) no less than twenty four (24) hours prior to participating in any such discussions, inform Parent of the material terms and conditions of such Company Superior Proposal, including the identity of the Person making such Company Superior Proposal and (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Superior Proposal. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b)   For Purposes of this Agreement:

        "Company Acquisition Proposal" means any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than twenty percent (20%) of the voting power of the Company or the assets representing more than twenty percent (20%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term "Company Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby.

        "Company Superior Proposal" means any offer not solicited by the Company, or by other persons in violation of the first sentence of Section 5.4(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company, and otherwise on terms which the Board of Directors of the Company determines in good faith (based on its consultation with a financial advisor and other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's stockholders than the Merger and, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, the persons or entity making such Company Superior Proposal has the financial means to conclude such transaction.

          (c)   Neither the Board of Directors of the Company nor any committee thereof shall, except as required by their fiduciary duties as determined in good faith in consultation with outside counsel, (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to any Company Acquisition Proposal. Nothing contained in this Section 5.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, in consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law.

          (d)   In addition to the obligations of the Company set forth in paragraphs (a) and (c) of this Section 5.4, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1   Cooperation.

          (a)   The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

            (i)    prepare and file with the SEC as soon as is practicable the Proxy Materials and the Registration Statement, and shall use all reasonable best efforts to cause the Proxy Materials and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to cause the Registration Statement to qualify as a resale registration statement with respect to shares of Parent Common Stock of Persons who are "affiliates" within the meaning of Rule 145 under the Securities Act, to respond promptly to any comments of the SEC or its staff, and to have the Proxy Materials cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed;

            (ii)   as soon as reasonably practicable take all such action as may be required under state blue sky or securities laws of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote and the Company Stockholders Meeting; provided, however, that Parent shall not be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (B) to file a general consent to service of process in any jurisdiction;

            (iii)  cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein;

            (iv)  cooperate with one another in obtaining opinions of Hogan & Hartson, L.L.P., counsel to the Company, and Day, Berry and Howard, tax counsel to Parent, dated as of the date the Registration Statement is declared effective satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act and opinions of Hogan & Hartson, L.L.P. and Day, Berry and Howard, dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of the Company and Parent shall deliver to Hogan & Hartson L.L.P. and Day, Berry and Howard representation letters in customary form and shall deliver any such letters obtained to Hogan & Hartson L.L.P. and Day, Berry and Howard; and

            (v)   use all reasonable best efforts to (x) prepare the Contingent Value Rights Agreement in accordance with the terms of this Agreement and in a form, and containing terms and conditions, customary for the issuance of Contingent Value Rights in transactions of the type contemplated by this Agreement and reasonably satisfactory to the Company; (y) register the Contingent Value Rights with the SEC under the Registration Statement; and (z) issue the Contingent Value Rights at the Closing in accordance with Article II.

          (b)   Subject to the limitations contained in Section 6.2, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

          (c)   Assuming the requisite amount of Parent Common Stock is issued in the Merger, no party to this Agreement knows of any fact or has taken, or will take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (d)   The Company will use all reasonable best efforts to cause the Proxy Materials to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company, its Subsidiaries and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.1. If any event relating to the Company occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, or if the Company becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. If any event relating to Parent or any of its Subsidiaries occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, or if Parent becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC.

          (e)   The Company and Parent will cooperate with one another in preparing and filing all necessary documentation to effect any other applications, notices, petitions and filings, and to obtain as promptly as practicable, all permits, consents, approvals and authorizations of all other third Parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided by the other party to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third Parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this

  Agreement and each of the Parties will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

            (i)    The Company shall, upon request, furnish Parent with all information concerning the Company and its directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

            (ii)   Parent, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

6.2   Access to Information.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall accord to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records.

          (b)   No investigation by either of the Parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3   Stockholder Meeting

        The Company shall take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders promptly after the date of this Agreement for the purpose of voting upon the approval of this Agreement and the Merger (the "Company Stockholders Meeting"). Management and the Board of Directors of the Company shall recommend to the Company's stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the Company shall not be obligated to recommend or oppose, as the case may be, if the Board of Directors of the Company determines in good faith, after the receipt of advice from counsel, that such recommendation or opposition, as the case may be, would result in a breach of its fiduciary duties under applicable Delaware law.

6.4   Legal Conditions to Merger.

        Each of Parent and the Company shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent in connection with the Merger and the other transactions contemplated by this Agreement.

6.5   Employees.

          (a)   To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under the Section 401(k) plan maintained by Parent, as applicable, individuals who are employees of the Company at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with the Company before the Effective Time as if such service had been with Parent, as applicable.

          (b)   If required by Parent in writing delivered to the Company not less than five business days before the Closing Date, the Company shall, on or after the Closing Date, (i) terminate any Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the "401(k) Plans") and no further contributions shall be made to any 401(k) Plan after such termination, or (ii) freeze the 401(k) Plans and no further contributions shall be made to any 401(k) Plan after such freeze, or (iii) cause the 401(k) Plans to be merged in to the Parent 401(k) Plan as soon as administratively possible after the Closing Date and the participants of the 401(k) Plans shall be governed by the Parent 401(k) Plan. The Company shall provide to Parent (i) certified copies of resolutions adopted by the Board of Directors of the Company, as applicable, authorizing such termination and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Parent to conform the plan document for such Plan with all applicable requirements of the Code and regulations thereunder relating to the tax-qualified status of such Plan. To the extent the applicable 401(k) Plan has been amended pursuant to this section, Parent will not be obligated to make any matching or other employer contributions to any 401(k) Plan after the Merger.

          (c)   After the Effective Time, except to the extent that Parent or its Subsidiaries continues Plans in effect, employees of the Company who become employed by Parent or any of its Subsidiaries will be eligible for employee benefits that Parent or such Subsidiary, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided thatnothing in this Agreement shall require any duplication of benefits. Parent will or will cause its Subsidiaries to give credit to employees of the Company, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of Parent and credit employees of the Company with an amount equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any co-insurance, co-payment, deductible or out-of-pocket limit under the comparable employee welfare benefit plans of the Company.

          (d)   After the Merger, Parent and each relevant Parent Subsidiary will honor, without modification, and perform the obligations of the Company under, the contracts, plans and arrangements listed in Sections 6.5(d) and 3.11 of the Company Disclosure Schedule.

          (e)   If an employee of the Company as of immediately prior to the Effective Time has his or her employment terminated by Parent or any of its Subsidiaries, such terminated employees shall be entitled to severance benefits from Parent and its Subsidiaries, to the extent such employee is not entitled to receive severance benefits from the Company, in accordance with the severance plans and policies of Parent and its Subsidiaries, as in effect from time to time thereafter for similarly situated employees.

6.6   Subsequent Financial Statements.

        As soon as reasonably available, but in no event more than thirty (30) days after the end of each month, the Company will deliver to Parent the unaudited financial statements of the Company as of the end of each such month.

6.7   Additional Agreements.

        In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each of Parent and the Company shall take all such necessary action as may be reasonably requested by Parent.

6.8   Advice of Changes.

        Parent and the Company shall promptly advise each other of any change or event that, individually or in the aggregate, has or would likely have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be.

6.9   Current Information.

        During the period from the date of this Agreement to the Effective Time, each of Parent and the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of the other Party and to report the general status of their respective ongoing operations. Parent and the Company will promptly notify each other of any material change in the normal course of business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Parent and the Company, and will keep each other fully informed of such events.

6.10 Execution of the Certificate of Merger.

        Prior to the Effective Time, Parent, Merger Sub and the Company each shall execute and deliver the Certificate of Merger in a form reasonably satisfactory to the Parties.

6.11 Indemnification and Insurance.

          (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Parties agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the certificate of incorporation and bylaws of the Company. It is understood and agreed that after the Effective Time, Parent and Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement ("Damages") in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one counsel for each Indemnified Party, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Parent shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any Damages are as a result of the gross negligence or willful misconduct or result from a decision made by the Indemnified Party when the Indemnified Party had no good faith belief that he or she was acting in the best interests of the Company. Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof; provided, however, that the failure to so notify shall not affect the obligations of Parent under this Section 6.11 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 6.11 continue in full force and effect for a period of five years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

        If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

          (b)   Company shall purchase for the benefit of the persons serving as executive officers and directors of the Company immediately prior to the Effective Time, directors' and officers' liability insurance coverage for five years after the Effective Time, under either Company's policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than the Company's current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such ("Tail Insurance"). Company shall not purchase Tail Insurance with a premium of more than $250,000.

6.12 Takeover Statute.

        If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

6.13 Accountants' "Comfort" Letters.

        The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

6.14 Additional Reports.

        The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.5 and 4.8 that it files with the SEC on or after the date hereof, and each of the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

6.15 Delisting of Company Common Stock.

        Parent, Merger Sub and Company agree that the delisting of Company Common Stock from the Nasdaq Stock Market on December 20, 2005 shall not be deemed a breach by the Company of any provision of this Agreement, and such delisting shall not be deemed a Material Adverse Effect.

6.16 Stockholders Agreement.

        Concurrently with the execution and delivery of this Agreement, each of the Company's directors shall execute and deliver the Stockholder Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

7.1   Conditions to Each Party's Obligation To Effect the Merger.

        The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)   Stockholder Approvals. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock entitled to vote thereon.

          (b)   No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (c)   Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

7.2   Conditions to Obligations of Parent.

        The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, all such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct in all material respects or true and correct in all respects, as the case may be, either individually or in the aggregate, will likely have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of the Interim Chief Executive Officer and the Interim Chief Financial Officer of the Company to the foregoing effect.

          (b)   Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except where failure to perform would not likely have a Material Adverse Effect on Company. Parent shall have received a certificate signed on behalf of the Company by each of the Interim Chief Executive Officer and the Interim Chief Financial Officer of the Company to such effect.

          (c)   Consents under Agreements. The consent, approval or waiver of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any Company Contract shall have been obtained except for those, the failure of which to obtain, will not likely have a Material Adverse Effect on the Company or the Surviving Corporation.

          (d)   No Material Adverse Change. There shall have been no changes in the business, operations, condition (financial or otherwise), assets or liabilities of the Company (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would likely have a Material Adverse Effect on the Company.

          (e)   Stockholder Agreements. Each Stockholder Agreement shall remain in full force and effect.

          (f)    Dissenter or Appraisal Rights. To the extent available to the holders of the Company Common Stock in connection with the Merger, holders of not more than ten (10%) of the Company Common Stock shall have exercised and not withdrawn prior to the Effective Time dissenter's or appraisal rights.

7.3   Conditions to Obligations of the Company.

        The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct in all material respects or true and correct in all respects, as the case may be, either individually or in the aggregate, will likely have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of both Parent and Merger Sub by each of the President or any Executive Vice President and the Chief Financial Officer or Treasurer of Parent to the foregoing effect.

          (b)   Performance of Covenants and Agreements of Parent. Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except where failure to perform would not likely have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of both Parent by each of the President or any Executive Vice President and the Chief Financial Officer or Treasurer of Parent to such effect.

          (c)   Consents under Agreements. The consent or approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent is a party or is otherwise bound shall have been obtained, except where failure to obtain such consent, approval or waiver would not likely have a Material Adverse Effect on Parent.

          (d)   No Material Adverse Change. There shall have been no changes in the business, operations, condition (financial or otherwise), assets or liabilities of the Parent regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would likely have a Material Adverse Effect on Parent.

          (e)   Contingent Value Rights. Parent shall have entered into the Contingent Value Rights Agreement with respect to the CVRs.

          (f)    Conversion of Series C Preferred Stock. All issued and outstanding shares of Series C Preferred Stock of the Parent shall have converted to shares of Parent Common Stock.

          (g)   Parent Closing Date Price. The Parent Closing Date Price shall equal or exceed one dollar ($1.00).

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1   Termination.

        This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of the matters presented in connection with the Merger:

          (a)   by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b)   by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such regulatory approval, unless within the 30-day period following such denial or withdrawal the Parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either Parent or the Company if the Merger shall not have been consummated on or before July 31, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)   by either Parent or the Company (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the stockholders of the Company hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held Company Stockholders Meeting or at any adjournment or postponement thereof;

          (e)   by either Parent or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

          (f)    by either Parent or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

          (g)   by Parent, if the management of the Company or its Board of Directors, for any reason, (i) fails to call and hold a Company Stockholders Meeting to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to stockholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement other than as expressly permitted by Section 5.4 of this Agreement, or (iv) violates Section 5.4 of this Agreement;

          (h)   by Parent or the Company if the Company has complied with Section 5.4 above, and has given written notice to Parent that the Company has agreed to enter into a Company Superior Proposal; provided, however, that such termination under this Section 8.1(h) shall not be effective unless and until the Company shall have complied with breakup fee provisions of Section 8.2 below.

          (i)    by Company, if all of the holders of the Series C Preferred Stock do not convert all such stock to Parent Common Stock prior to the Company Stockholders Meeting;

8.2   Effect of Termination; Termination Fee.

          (a)   Except as set forth in this Section 8.2, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information, the payment of expenses pursuant to Section 9.2, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

          (b)   In the event that (i)(1) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, (2) such Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the duly held Company Stockholders Meeting, and (3) this Agreement is terminated by either the Company or Parent (x) pursuant to Section 8.1(c) [drop dead date] due to the Company Stockholders Meeting not occurring as a result of such Company Acquisition Proposal or (y) Section 8.1(d) [Company stockholder disapproval], (ii) this Agreement is terminated by Parent pursuant to Section 8.1(g) [Company Board withdraws recommendation] or (iii) this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(h) [Company Superior Proposal], then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $300,000 (the "Company Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.2(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          (c)   If this Agreement is terminated under circumstances in which the Parent is entitled to receive a Company Termination Fee, the payment of such Company Termination Fee shall be the sole and exclusive remedy available to such party, except in the event of (x) a willful breach by the other party of any provision of this Agreement or (y) the intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

          (d)   In the event that this Agreement is terminated by the Company pursuant to Section 8.1(i), within ten (10) days of such termination, Parent shall pay Company its reasonable documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all professional fees, as well as a fee, in the nature of liquidated damages, in the amount of $50,000.

8.3   Amendment.

        Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4   Extension; Waiver.

        At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1   Nonsurvival of Representations, Warranties and Agreements.

        The respective representations and warranties made by the Company, Parent and Merger Sub in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time and no Person shall have any liability or obligation in connection with any such representation or warranty following the Effective Time.

9.2   Expenses.

        All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. The Registration Statement filing fee shall be borne by Parent and the cost of printing the Registration Statement and the Proxy Materials shall be borne seventy-five percent (75%) by Parent and twenty-five percent (25%) by the Company.

9.3   Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), or if sent by facsimile or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)
    if to Parent and Merger Sub, to:

      Halo Technology Holdings
      200 Railroad Avenue, Third Floor
      Greenwich, Connecticut 06830
      Attn: Ernest (JR) Mysogland
      Tel: (203) 422-2950
      Fax: (203) 422-5329

    with a copy (which shall not constitute notice) to:

      Bell, Boyd & Lloyd LLC
      70 W. Madison Street, Suite 3100
      Chicago, Illinois 60602
      Attn: Merrick D. Hatcher
      Tel: (312) 807-4433
      Fax: (312) 827-8036

      and

    (b)
    if to Company, to:

      InfoNow Corporation
      1875 Lawrence Street, Suite 1100
      Denver, Colorado 80202
      Attn: Harry R. Herbst
      Tel: (303) 293-0212
      Fax: (303) 293-0213

    with a copy (which shall not constitute notice) to:

      Hogan & Hartson L.L.P.
      One Tabor Center
      1200 Seventeenth Street, Suite 1500
      Denver, Colorado 80202
      Attn: Robert Mintz, Esq.
      Tel: (303) 899-7399
      Fax: (303) 899-7333

9.4   Interpretation.

        When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include",

"includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.5   Counterparts.

        This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A facsimile or electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or Parties whose signature(s) appear thereon.

9.6   Entire Agreement.

        This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement by and among Parent and the Company, dated as of September 26, 2005 (which shall survive the execution and termination of this Agreement).

9.7   Governing Law.

        This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

9.8   Enforcement of Agreement.

        The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9   Severability.

        Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10 Publicity.

        Except as otherwise required by law or the rules of the Nasdaq Stock Market National Market System (or such other exchange on which the Company Common Stock or the Parent Common Stock is or may become listed), so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of Parent's Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

9.11 Assignment; Limitation of Benefits.

        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except for Section 6.11, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto and their permitted assigns.

9.12 Additional Definitions.

        In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

        "Aggregate Cash Payment" means a cash amount, determined no less than three days prior to the Closing, equal to the lesser of (i) the Company's cash on hand on the date of determination or (ii) the excess of the Company's Current Assets minus its Current Liabilities each determined on such date.

        "Cash Payment" means the amount equal to the Aggregate Cash Payment divided by the number of Fully Diluted Shares.

        "Common Stock Options" means all options to acquire Company Common Stock with a per share exercise price less than seventy-one cents ($0.71).

        "Common Stock Option Holders" means the holders of Common Stock Options.

        "Company Intellectual Property" means any Intellectual Property that is owned by or licensed to the Company, including the Company Software.

        "Company Licensed Software" means all third party Software used by the Company.

        "Company Proprietary Software" means all Software owned by the Company.

        "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by or filed in the name of the Company.

        "Company Software" means the Company Licensed Software and the Company Proprietary Software.

        "Confidential Information" means any data or information of the Company (including trade secrets) that is valuable to the operation of the Company's business and not generally known to the public or competitors.

        "Contingent Value Right" or "CVR" means a transferable right issued pursuant to the Contingent Value Rights Agreement in certificated form. Under the terms of the Contingent Value Rights Agreement, each share of Parent Common Stock issued in the Merger will be accompanied by a CVR that is separately transferable from the Parent Common Stock. If the CVR Payment Date occurs prior to the CVR Termination Date, each holder of a CVR will receive the CVR Payment. If the CVR Termination Date occurs prior to the CVR Payment Date, the CVRs will expire without payment.

        "Contingent Value Rights Agreement" means a Contingent Value Rights Agreement in such form and substance as is reasonably satisfactory to the Company to be entered into by Parent and its stock transfer agent (or other trustee reasonably satisfactory to the Company).

        "Current Assets" means the current assets of the Company determined in accordance with GAAP and the historical accounting practices of the Company, including such amounts as cash and cash equivalents, accounts receivable and prepaid expenses and other current assets.

        "Current Liabilities" means the current liabilities of the Company determined in accordance with GAAP and the historical accounting practices of the Company, including such amounts as accounts payable, payroll related liabilities and other current liabilities, and specifically excluding any amounts attributable to deferred revenue and prepaid service fees. Without limiting the generality of the foregoing, Current Liabilities will include (i) an accrual for the cost of the Tail Insurance if not paid prior to the calculation of the Aggregate Cash Payment; (ii) an accrual of $605,000 (with appropriate reduction for severance amounts actually paid prior to the calculation of the Aggregate Cash Payment) for severance obligations due under the Company's existing employment agreements with certain members of its senior management team (or such lesser amount as may be agreed to by the Parties prior to the Effective Time); and (iii) an accrual for the Company's legal fees, broker or investment banking fees, printing costs and all other transaction expenses associated with the Merger to the extent any of such expenses are not paid prior to the calculation of the Aggregate Cash Payment.

        "CVR Payment" means, for each CVR, a cash payment equal to the amount by which the "then-current market value" of Parent Common Stock is less than Parent's Conversion Price on the CVR Payment Date (as adjusted for stock splits, stock dividends or reverse stock splits). For purposes of this calculation, "then-current market value" means the volume weighted average trading price for Parent Common Stock for the twenty (20) consecutive trading days immediately preceding the CVR Payment Date.

        "CVR Payment Date" means the eighteen month anniversary date of the date of the Effective Time.

        "CVR Termination Date" means the first date after the Effective Time, but prior to the CVR Payment Date, upon which the volume weighted average trading price of Parent Common Stock for each trading day in any forty-five (45) consecutive trading day period during which the average daily trading volume of the Parent Common Stock is not less than 200,000 shares is greater than or equal to 175% of the Parent's Conversion Price (as such price and trading volume are adjusted for stock splits, stock dividends or reverse stock splits).

        "Fully Diluted Shares" means an amount equal to the sum of (a) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (b) the total number of shares of Company Common Stock that all Common Stock Options outstanding immediately prior to the Effective Time are exercisable into based on a cashless exercise with withholding of shares to pay the exercise price and without withholding of taxes.

        "GAAP" means generally accepted accounting principles as applied in the United States of America.

        "HSR Act" means the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Intellectual Property" means all intellectual property rights, including: (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals and continuations thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data and customer lists; (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all Software; and (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, and trademark and service mark and trade dress registrations and applications therefor throughout the world.

        "Knowledge" with respect to any entity, refers to the knowledge of such entity's directors and officers in the ordinary course of their duties in such positions without inquiry.

        "Laws" means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

        "Material Adverse Effect" means with respect to Parent, Merger Sub or the Company, as the case may be, a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, securities, business or properties of Parent, Merger Sub or the Company, as the case may be, and its Subsidiaries taken as a whole (other than as a result of (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (ii) any change, effect, event or occurrence relating to the software applications industry to the extent not affecting such party to a materially greater extent than it affects other Persons in the software applications industry, (iii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby, (iv) with respect to the Company or Parent, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of the other Party, and (v) effects arising from war or terrorism), or (B) the ability of Parent, Merger Sub or the Company to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. Notwithstanding the foregoing, a delisting of the Company Common Stock from the Nasdaq Stock Market shall not be deemed a Material Adverse Effect.

        "Parent's Closing Date Price" means the average closing price of Parent Common Stock as reported on the over-the-counter market for the twenty (20) consecutive trading days through and including the trading day two trading days prior to the Closing Date.

        "Parent's Conversion Price" means the greater of (a) the Parent's Closing Date Price and (b) $1.00.

        "Per Common Stock Option Closing Merger Consideration" means, with respect to each Common Stock Option, the amount, if any, by which (a)(i) the Per Share Equity Stock Closing Merger Consideration multiplied by (ii) the number of shares of Common Stock for which such Common Stock Option is exercisable immediately prior to the Effective Time pursuant to the Certificate of Incorporation exceeds (b) the aggregate per share exercise price of such Common Stock Option.

        "Per Share Equity Stock Closing Merger Consideration" means an amount equal to (a) Seven Million Two Hundred Thousand Dollars ($7,200,000) divided by (b) the number of Fully Diluted Shares, which, as of the date of this Agreement, equals $0.70662. The determination of Fully Diluted Shares, Per Share Equity Stock Closing Merger Consideration and Per Common Stock Option Closing Merger Consideration is set forth on Schedule 1 attached hereto.

        "Permitted Liens" means in the case of Intellectual Property, license agreements entered into in the ordinary course.

        "Person" means any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Entity.

        "Registered Intellectual Property" means all United States and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, service marks and trade dress, and applications to register trademarks, service marks and trade dress; (c) registered copyrights and applications to register copyrights; and (d) domain name registrations.

        "Series C Preferred Stock" means the Parent's Series C Preferred Stock, par value of $.00001 per share.

        "Series D Preferred Stock" means the Parent's Series D Preferred Stock, par value of $.00001 per share.

        "Software" means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.

        "Stock Payment" means the number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (a) a fraction, the numerator of which is 7,200,000 minusthe Aggregate Cash Payment, if any, and the denominator of which is the Parent's Conversion Price, divided by (b) the number of Fully Diluted Shares.

        "Stockholder Agreement" means the Stockholder Agreements in the form of Exhibit A attached hereto between the Parent and each of the Company's directors.

        "Subsidiary" with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WARP TECHNOLOGY HOLDINGS, INC., operating under the name HALO TECHNOLOGY HOLDINGS
By:	/s/ ERNEST (JR) MYSOGLAND Name: Ernest (JR) Mysogland Title: Executive Vice President
WTH MERGER SUB, INC.
By:	/s/ ERNEST (JR) MYSOGLAND Name: Ernest (JR) Mysogland Title: President and Sole Director
INFONOW CORPORATION
By:	/s/ JEFFREY D. PEOTTER Name: Jeffrey D. Peotter Title: Chairman of the Board of Directors

EXHIBIT A

FORM OF STOCKHOLDER AGREEMENT

        This STOCKHOLDER AGREEMENT, is dated as of December 23, 2005, by and between Warp Technology Holdings, Inc., a Nevada corporation doing business as "Halo Technology Holdings" ("Parent"), and the undersigned, holder ("Stockholder") of shares of common stock ("Company Common Stock"), of InfoNow Corporation, a Delaware corporation ("Company").

        WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Company, Parent has requested Stockholder and Stockholder has agreed, to enter into this Stockholder Agreement with respect to all shares of Company Common Stock now or hereafter beneficially owned by Stockholder (the "Shares");

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
GRANT OF PROXY AND VOTING AGREEMENT

        1.1   Voting Agreement. In the event that any stockholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the "Transaction Documents"), whether by written consent, vote of the shareholders of the Company at a meeting or otherwise, Stockholder agrees to vote all of the Shares in favor of the approval and adoption of the Transaction Documents. Stockholder hereby agrees that Stockholder will not vote any Shares in favor of the approval of any (i) Company Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of Company or any other extraordinary transaction involving Company, (iii) corporate action the consummation of which would frustrate the purposes of, or prevent or delay the consummation of the Merger or other transactions contemplated by the Transaction Documents or (iv) other matter relating to, or in connection with, any of the foregoing matters.

        1.2   Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Stockholder Agreement, Stockholder hereby grants a proxy appointing Parent, and each duly elected officer thereof, as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to the Shares to effect any action described in Section 1.1 above (including, without limitation, the right to sign its name (as Stockholder) to any consent, certificate or other document relating to Company that the law of the State of Delaware permit or require in furtherance of the approval and adoption of the Merger Agreement, the Merger and the Transaction Documents). Stockholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by Stockholder pursuant to this Article I is irrevocable for the term of this Stockholder Agreement and is granted in consideration of Parent entering into this Stockholder Agreement and the Merger Agreement and incurring certain related fees and expenses.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Stockholder represents and warrants to Parent that:

        2.1   Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Stockholder. If this Stockholder Agreement is being executed in a representative or fiduciary capacity, the person signing this Stockholder Agreement has full power and authority to enter into and perform this Stockholder Agreement. The obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Stockholder.

        2.2   Non-Contravention. The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act") and securities laws, as applicable, performance by Stockholder of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any Encumbrance on the Shares.

        2.3   Ownership of Shares. Stockholder is the record and beneficial owner of the Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares. Stockholder possesses the sole and exclusive right to vote all of the Shares in any vote of the shareholders of the Company.

        2.4   Total Shares. Except for the Shares set forth on the signature page hereto next to Stockholder's name, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company. If Stockholder acquires any additional Shares after the date hereof, Stockholder will notify Parent in writing within two business days of such acquisition, but in any event prior to the date of the shareholder meeting of the Company.

ARTICLE III
COVENANTS OF STOCKHOLDER

        Stockholder hereby covenants and agrees that:

        3.1   No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Stockholder Agreement, Stockholder shall not, without prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter described in Section 1.1 of this Stockholder Agreement or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Stockholder Agreement other than pursuant to the Merger or the Transaction Documents. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance of other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details required by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

        3.2   Appraisal Rights. Stockholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to Stockholder that:

        4.1   Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Parent. The obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Parent.

        4.2   Non-Contravention. The execution, delivery and, subject to compliance with the HSR Act and securities laws, as applicable, performance by Parent of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (ii) require any consent or other action by any person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Parent.

ARTICLE V
MISCELLANEOUS

        5.1   Termination. This Stockholder Agreement shall terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.

        5.2   Further Assurances. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Stockholder Agreement.

        5.3   Amendments. Any provision of this Stockholder Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Stockholder Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

        5.4   Duties as Director. Nothing contained in this Stockholder Agreement shall be deemed to restrict Stockholder from taking actions in his capacity as a director of the Company as may be permitted under the Merger Agreement.

        5.5   Parties in Interest. This Stockholder Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and each party's respective heirs, beneficiaries, executors, representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholder Agreement.

        5.6   Expenses. All costs and expenses incurred in connection with this Stockholder Agreement shall be paid by the party incurring such cost or expense.

        5.7   Successors and Assigns. The provisions of this Stockholder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Stockholder Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent.

        5.8   Governing Law. This Stockholder Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        5.9   Consent to Jurisdiction. Each of Parent and Stockholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Stockholder Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of Parent and Stockholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 5.9.

        5.10 Counterparts; Effectiveness. This Stockholder Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Stockholder Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

        5.11 Severability. If any term, provision or covenant of this Stockholder Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Stockholder Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        5.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Stockholder Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity without the posting of a bond or other security.

        5.13 Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

        5.14 No Strict Construction. The language used in this Stockholder Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto.

[END OF DOCUMENT;
SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

Warp Technology Holdings, Inc.
By:
Name:
Title:
Stockholder
By:
Its:
Shares Owned:

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AGREEMENT AND PLAN OF MERGER